UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2007 (September 1, 2007)

VECTr SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52412
(Commission File Number)

20-2437159
(IRS Employer Identification No.)

252 N. Washington Street, Falls Church, VA 22046
(Address of principal executive offices and Zip Code)

800-661-7830
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2007, we entered into a consulting agreement with G.M. Capital Partners, Ltd. Pursuant to the Consulting Agreement, G.M. Capital Partners, Ltd. has agreed to provide corporate counseling and advice. The term of the agreement is for a period of 24 months, though either party may terminate the agreement with five days’ notice. We agreed to pay G.M. Capital Partners, Ltd. a monthly payment of $10,000. We also agreed to issue G.M. Capital Partners, Ltd. the following series of warrants:

●	Series A warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at $1.00 per share until September 1, 2008,

●
Series B warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at a price of $2.00 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series A warrants) until December 31, 2009,

●
Series C warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $2.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series B warrants) until December 31, 2009, and

●
Series D warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $3.00 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series C warrants) until December 31, 2009.

In addition to these set payments, we have agreed to pay G.M. Capital Partners, Ltd. performance-based fees for different services that they have agreed to provide us. These services and fees include:

●
for acquisition consulting services, a percentage of the value of any merger, acquisition, joint partnership or similar transaction resulting from such services in the amount of 5% of the first $1,000,000 of the transaction, 4% for the second $1,000,000 of the transaction, 3% of the third $1,000,000 of the transaction, 2% of the fourth $1,000,000 of the transaction and 1% of all value in excess of $5,000,000, and

●	for assistance in securing debt or equity financing, a cash ‘success fee’ equal to 10% of the gross proceeds of any financing resulting from such assistance.

Item 9.01 Financial Statements and Exhibits

10.1	G.M. Capital Partners Ltd. Consulting Agreement, dated September 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTr SYSTEMS INC.

/s/ Robert Knight
Robert Knight
President and Director

Date: September 4, 2007